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                                                                                                                       EXHIBIT 12.1
                                                                                                                       6/14/96
                              GEORGIA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1995
                   and the twelve months ended April 30, 1996

                                                                                                                            Twelve
                                                                                                                            Months
                                                                                                                            Ended
                                                                              Year ended December 31,                      April 30,
                                                 ===================================================================================
                                                     1991          1992           1993           1994          1995          1996
                                                 -----------------------------Thousands of Dollars----------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
  Income  Before  Interest Charges               $ 1,009,019   $ 1,004,886   $ 1,034,795   $   927,336   $   959,692   $   937,104
    Federal and state income taxes                   315,507       165,667       266,771       360,380       411,675       424,733
    Deferred  income taxes, net                       52,941       194,748       168,372        34,130        35,367        22,660
    Deferred  investment  tax credits                 (9,524)       (5,704)      (18,274)         (489)        1,127         1,127
    AFUDC - Debt funds                                10,584         8,459         8,294        11,613        12,123        11,459
                                                 ------------  ------------  ------------  ------------  ------------  ------------
      Earnings as defined                        $ 1,378,527   $ 1,368,056   $ 1,459,958   $ 1,332,970   $ 1,419,984   $ 1,397,083
                                                 ============  ============  ============  ============  ============  ============




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
  Interest on long-term debt                    $   462,415   $   404,854   $   345,552   $   308,611   $   257,092   $   236,164
  Interest on interim obligations                     4,906         9,694        15,530        17,529        21,463        20,842
  Amort of debt disc, premium and expense, net        5,784         7,891        14,087        15,776        15,846        15,593
  Other interest charges                              9,941        12,426        47,393        23,483        20,400        23,092
                                                ------------  ------------  ------------  ------------  ------------  ------------
    Fixed charges as defined                    $   483,046   $   434,865   $   422,562   $   365,399   $   314,801   $   295,691
                                                ============  ============  ============  ============  ============  ============


RATIO OF EARNINGS TO FIXED CHARGES                     2.85          3.15          3.46          3.65          4.51          4.72
                                                       ====          ====          ====          ====          ====          ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.

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